As filed with the U.S. Securities and Exchange Commission on May 28, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

The Chemours Company
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	46-4845564 (I.R.S. Employer Identification No.)

1007 Market Street, Wilmington, Delaware 19801
(Address, including zip code, and telephone number, including area code, of principal executive offices)

THE CHEMOURS COMPANY 2017 EQUITY AND INCENTIVE PLAN
(Full title of the plan)

David C. Shelton, Esq.

Senior Vice President, General Counsel &

Corporate Secretary
The Chemours Company
1007 Market Street, Wilmington, Delaware 19801
(Name and address of agent for service)

Telephone number, including area code, of agent for service: (302) 773-1000

Copies to:

Scott Lesmes, Esq.

Morrison & Foerster LLP

2100 L Street, NW, Suite 900

Washington, DC 20037

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)

Common Stock, par value $0.01	3,050,000	$33.90	$103,395,000	$11,280.39

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of shares of common stock, par value $0.01 per share (“Common Stock”) of The Chemours Company (the “Registrant”), that may be issuable as a result of a stock split, stock dividend or similar transactions under The Chemours Company 2017 Equity and Incentive Plan, as amended and restated (the “Plan”).

(2)

Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, the offering price and aggregate offering price are based on a price of $33.90 per share, which price is an average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on May 24, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by the Registrant relating to 3,050,000 shares of its Common Stock, issuable to eligible participants under the Plan, which Common Stock is in addition to the 19,000,000 shares of Common Stock registered on the Registrant’s Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May 3, 2017 (Commission File No. 333-217623) (the “Prior Registration Statement”).

This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement relates, and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statement, to the extent relating to the registration of Common Stock issuable under the Plan, are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART II

ITEM 8.    EXHIBITS.

Exhibit Number	Description
4.1	Registrant’s Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, as filed with the Commission on July 1, 2015).
4.2	Registrant’s Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on July 1, 2015).
5.1	Opinion of David C. Shelton, Esq.*
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.*
23.2	Consent of David C. Shelton, Esq. (included in Exhibit 5.1).*

24.1	Power of Attorney (included on signature page)*

99.1

The Chemours Company 2017 Equity and Incentive Plan, as amended and restated on April 28, 2021 (incorporated by reference to Appendix B to the Registrant’s definitive proxy statement for its Annual Meeting of Shareholders, as filed with the Commission on March 12, 2021).

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on May 28, 2021.

THE CHEMOURS COMPANY

By:	/s/ Sameer Ralhan
Sameer Ralhan
Senior Vice President, Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Sameer Ralhan and David C. Shelton, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 of the Securities Act of 1933), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Mark P. Vergnano	President, Chief Executive Officer, and Director	May 28, 2021
Mark P. Vergnano	(Principal Executive Officer)

/s/ Sameer Ralhan	Senior Vice President, Chief Financial Officer	May 28, 2021
Sameer Ralhan	(Principal Financial Officer)

/s/ Matthew S. Abbott	Vice President and Controller	May 28, 2021
Matthew S. Abbott	(Principal Accounting Officer)

/s/ Richard H. Brown	Chairman of the Board	May 28, 2021
Richard H. Brown

/s/ Curtis V. Anastasio	Director	May 28, 2021
Curtis V. Anastasio

/s/ Bradley J. Bell	Director	May 28, 2021
Bradley J. Bell

/s/ Mary B. Cranston	Director	May 28, 2021
Mary B. Cranston

/s/ Curtis J. Crawford	Director	May 28, 2021
Curtis J. Crawford

/s/ Dawn L. Farrell	Director	May 28, 2021
Dawn L. Farrell

/s/ Erin N. Kane	Director	May 28, 2021
Erin N. Kane

/s/ Sean D. Keohane	Director	May 28, 2021
Sean D. Keohane